Exhibit 3.5

State Seal	BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)	Filed in the office of /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number
20170196891-74
Filing Date and Time
05/03/2017 1:14 PM
Entity Number
E0461922014-7

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.  Name of corporation:

ON THE MOVE SYSTEMS CORP.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions, and relative rights of the following class or series of stock.

By resolution of the Board of Directors and by unanimous approval of all the holders of Series ‘E’ Preferred Stock, this certificate brings certain modification to the rights, preferences and authorized Share Capital of the Series ‘E’ Preferred Stock.

Please see attached Exhibit A.

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4.  Signature: (required)

X /s/ Garett Parsons
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised 1-5-15

EXHIBIT A

ARTICLE V

CAPITAL STOCK

SERIES E CONVERTIBLE PREFERRED STOCK

The number of shares constituting the Series E Preferred Shares in Article V shall be modified as follows:

Series E Preferred Stock. The number of shares constituting the Series E Preferred Stock and authorized to be issued shall be 4,350,000 shares.

No other changes are being made.

Subsection (h) shall be added to Article V and shall read as follows. No other changes are being made to Article V.

(h) Negative Control. So long as any Series E Preferred Stock are outstanding, the Company shall not, without first obtaining the unanimous approval of all of the holders of the Series E Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series E Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series E Preferred Stock; (c) create or designate any series or class of shares; (d) issue any shares of any series of preferred stock; (e) increase the authorized number of shares of Series E Preferred Stock; (f) increase the authorized number of shares of any series or class of the Company’s stock; (g) amend, repeal or modify the bylaws; (h) sell or otherwise dispose of any of the assets of the Company not in the ordinary course of business;  (i) elect members to the Board of Directors; (i) incur debt not in the ordinary course of business (j) effect or undergo any change of control of the Company.